SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       VWR Scientific Products Corporation
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/_/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
/_/ $500 per each party to the controversy pursuant to
    Exchange Act Rule 14a-6(i)(3).
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11. /X/ No fee required.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

                                    [ LOGO ]


Dear Shareholder:

     You are cordially invited to attend the VWR Scientific Products Corporation Annual Meeting of Shareholders to be held at the Philadelphia National Bank Building, 1345 Chestnut Street, Philadelphia, Pennsylvania, on May 8, 1997, at 11:00 am. At the Meeting, we will report on the operations of the Corporation and respond to any questions you may have.

     Your Board of Directors recommends that you vote to re-elect three Directors whose terms of office will expire this year, and ratify the selection of Ernst & Young LLP as our independent auditors. These matters are described more fully in the formal notice of annual meeting and proxy statement which appear on the following pages.

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Meeting, it is important that your shares be represented. Therefore, I urge you to sign, date, and promptly return the accompanying proxy in the enclosed postage paid envelope. If you attend the Meeting, you will, of course, have the privilege of voting in person.

     I look forward to greeting you personally; and on behalf of the Board of Directors and management of the Corporation, I would like to express our appreciation for your interest in VWR Scientific Products Corporation.


                                          Sincerely,

                                          [SIGNATURE CUT]

                                          JERROLD B. HARRIS
                                          President and Chief Executive Officer


West Chester, Pennsylvania
April 10, 1997

                       VWR SCIENTIFIC PRODUCTS CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------


TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of VWR Scientific Products Corporation will be held at the Philadelphia National Bank Building, 1345 Chestnut Street, Philadelphia, Pennsylvania, on May 8, 1997, at 11:00 am. for the following purposes:

1.   To elect three Directors.

2. To ratify the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 1997.

3.   To transact such other business as may properly come before the Meeting.

     Only shareholders of record at the close of business on March 28, 1997, are entitled to notice of, and to vote at, this meeting.


                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            [SIGNATURE CUT]

                                            BY

                                            DAVID M. BRONSON
                                            Senior Vice President Finance
                                            Corporate Secretary


West Chester, Pennsylvania
April 10, 1997

EACH SHAREHOLDER IS URGED TO SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                       VWR SCIENTIFIC PRODUCTS CORPORATION

                                CORPORATE OFFICES
                               1310 GOSHEN PARKWAY
                        WEST CHESTER, PENNSYLVANIA 19380

                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 8, 1997

                            ------------------------

     This proxy statement and accompanying proxy, which are being mailed to shareholders on or about April 10, 1997, are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of VWR Scientific Products Corporation (the "Corporation," "Company" or "VWR") to be voted at the Annual Meeting of Shareholders of the Corporation to be held at 11:00 a.m. on May 8, 1997 at the Philadelphia National Bank Building, 1345 Chestnut Street, Philadelphia, Pennsylvania, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders who execute proxies retain the right to revoke them at any time before they are voted. A proxy may be revoked by written notice to the Secretary of the Corporation at 1310 Goshen Parkway, West Chester, Pennsylvania 19380; by submission of a proxy with a later date; or by a request in person to return the executed proxy.

     The Company has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee of approximately $4,000. The cost of solicitation of proxies is to be borne by the Corporation.

     Shareholders of record at the close of business on March 28, 1997, will be entitled to vote at the meeting. On March 28, 1997, there were 22,343,998 common shares outstanding.

     Each common share is entitled to one vote on all matters to come before the Annual Meeting, except that, because of the existence of a "40% Shareholder" (as defined in VWR's Articles of Incorporation) as discussed below in this proxy statement, shareholders have the right to cumulate their votes in the election of Directors. This means that shareholders may multiply the number of votes to which they are entitled by the number of Directors to be elected, and the whole number of such votes may be cast for one nominee or distributed among any two or more nominees. If you wish to cumulate your votes in this manner, you must clearly indicate on your proxy card your desire to cumulate and the number of votes you wish to cast for each nominee.

     In the election of Directors, assuming a quorum is present, the three nominees receiving the highest number of votes cast at the Meeting will be elected Directors. Ratification of the selection of Ernst & Young LLP as independent auditors requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. If a proxy is marked as "withhold authority" or "abstain" on any matter, or if specific instructions are given that no vote be cast on any specific matter (a "specified non-vote"), the shares represented by such proxy will not be voted on such matter. Accordingly, abstentions and specified non-votes will have no effect on the vote for election of Directors or ratification of Ernst & Young LLP as independent auditors.

                              ELECTION OF DIRECTORS

     Your Corporation has a classified Board of eleven Directors. Directors are elected for terms of three years in two classes of four and one class of three. This year, Messrs. Edward A. McGrath, Jr., N. Stewart Rogers, and Wolfgang Honn, all of whom are current Directors, have been nominated to be re-elected for a term which expires in 2000. Messrs. James H. Wiborg and Curtis P. Lindley, who have been Directors since 1986, retired from the Board in 1996 having reached the mandatory retirement age of 72. Mr. Alfred Koch resigned from the Board of Directors in 1996 in accordance with the Standstill Agreement with EM Laboratories, Incorporated, described below.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF, AND UNLESS YOU INDICATE OTHERWISE, YOUR SIGNED PROXY WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES (IN EQUAL AMOUNTS OR CUMULATIVELY AS THE PERSONS VOTING THE PROXIES MAY DETERMINE). The Board of Directors expects that each of the nominees will be available for election; but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated to fill any such vacancy by the Board of Directors of the Corporation.

     EM Laboratories, Incorporated ("EML"), an affiliate of Merck KGaA, Darmstadt, Germany, is the beneficial owner of 49.89% of the Company's issued and outstanding stock as of March 28, 1997. An affiliate of EML holds a $135 million subordinated debenture of the Company. EML and its direct parent, EM Industries, Incorporated ("EMI") are parties to a Standstill Agreement with the Company, pursuant to which EML and EMI agreed that they and their affiliates would not, subject to certain specified exceptions, prior to April 13, 1999, increase their beneficial ownership of the Company's common shares above 49.89% without the prior consent of the Company.

     Pursuant to the Standstill Agreement VWR is required annually to cause representatives of EML to be nominated for election to the Board so as to provide EML with Board representation, rounded down to the next whole number, which is commensurate with the proportion of common shares of VWR owned by EML and its affiliates. EML is also entitled to be represented on any committee of the Board. Five members of VWR's current Board, which consists of eleven Directors, are representatives of EML. One of the nominees for election at the Annual Meeting, Wolfgang Honn is a designee of EML. Of the Directors whose terms will continue after the Annual Meeting, Walter W. Zywottek, Dr. Harald Schroder, Stephen J. Kunst, Esq., and Dieter Janssen are serving as designees of EML. THE STANDSTILL AGREEMENT OBLIGATES EML TO VOTE ITS COMMON SHARES FOR THE ELECTION OF ITS DESIGNATED NOMINEES AND FOR THE ELECTION OF THOSE PERSONS NOMINATED BY VWR'S DIRECTORS WHO ARE NOT AFFILIATED WITH EML.

     During 1996, in the ordinary course of VWR's business, VWR purchased $37.6 million of inventory from affiliates of Merck KGaA. Merck KGaA and its affiliates manufacture and distribute pharmaceutical, laboratory, and chemical products.

NOMINEES FOR ELECTION

     WOLFGANG HONN--Mr. Honn, 59, is a Partner and member of the Executive Board of E. Merck and Merck KGaA. Mr. Honn has been a Director of the Corporation since 1995.

     EDWARD A. MCGRATH, JR.--Mr. McGrath, 66, is Chairman of the Board of the Corporation. He was President, Chief Executive Officer and Chairman of Graybar Electric Company, Inc., an electrical distributor, from 1989 to July 1995. Mr. McGrath has been a Director of the Corporation since 1992.

     N. STEWART ROGERS--Mr. Rogers, 67, has been Chairman of the Board of Directors of PENWEST Ltd. ("PENWEST"), a manufacturer of specialty carbohydrate chemicals and flavor and food additive products since February, 1990. He is a Director of Fluke Corporation, a manufacturer of electronic testing tools; and U.S. Bancorporation, a bank holding company. Mr. Rogers has been a Director of the Corporation since 1986.

CONTINUING DIRECTORS -- TERM EXPIRES IN 1998

     JERROLD B. HARRIS--Mr. Harris, 54, was elected President and Chief Executive Officer of VWR effective March 1, 1990. He is a Director of the Provident Institutional Funds, Institutional Money Market Fund. Mr. Harris has been a Director of the Corporation since 1988.

     DONALD P. NIELSEN--Mr. Nielsen, 58, retired, was founder, President, Chief Executive Officer, and Chairman of Hazleton Corporation, a biological and chemical research and testing company, headquartered in Herndon, Virginia. Mr. Nielsen has been a Director of the Corporation since 1988.

     DR. HARALD SCHRODER--Dr. Schroder, 58, is a member and Vice Chairman of the Executive Board of E. Merck and Merck KGaA. Dr. Schroeder has been a Director of the Corporation since 1995.

     WALTER W. ZYWOTTEK--Mr. Zywottek, 49, is President and Chief Executive Officer of EMI and EML. He also serves as North American Regional Manager of Merck AG and is a Director of Dey Laboratories, Inc., both of which are affiliates of Merck KGaA. Mr. Zywottek has been a Director of the Corporation since 1995.

CONTINUING DIRECTORS -- TERM EXPIRES IN 1999

     JAMES W. BERNARD--Mr. Bernard, 59, retired, was President and Chief Executive Officer of Univar Corporation, a distributor of industrial chemicals, from 1986 to October, 1995. Mr. Bernard has been a Director of the Corporation since 1988.

     RICHARD E. ENGEBRECHT--Mr. Engebrecht, 70, is Chairman of the Board of PrimeSource Corporation ("PrimeSource"), a distributor of graphic arts equipment and supplies. He was Chairman of the Board of Momentum Corporation, a distributor of photographic and graphic arts equipment and supplies ("Momentum") from January 1, 1993 until it merged with PrimeSource on September 1, 1994, and President and Chief Executive Officer of Momentum from March 1, 1990 through December 31, 1992. He is a Director of PENWEST, and SeaMED Corporation, a manufacturer of medical instruments. Mr. Engebrecht has been a Director of the Corporation since 1986.

     DIETER JANSSEN--Mr. Janssen, 54, is North American Group Vice President-- Finance and Chief Financial Officer of EMI. Mr. Janssen has been a Director of the Corporation since 1996.

     STEPHEN J. KUNST, ESQ.--Mr. Kunst, 48, is Vice President and General Counsel of EMI and a Director of EMI and EML. Mr. Kunst has been a Director of the Corporation since 1995.

         OWNERSHIP OF VWR SCIENTIFIC PRODUCTS CORPORATION COMMON SHARES

                                                             AMOUNT AND NATURE OF
                                                                  BENEFICIAL
                                                                 OWNERSHIP OF               PERCENT OF
                                                                COMMON SHARES               CLASS AS OF
DIRECTORS                                                 AS OF JANUARY 31, 1997(1)      JANUARY 31, 1997
---------                                                 -------------------------      ----------------
NOMINEES FOR ELECTION
     Edward A. McGrath, Jr.                                            6,078                     .03%
     N. Stewart Rogers                                               336,031(2)                 1.49%
     Wolfgang Honn                                                        --(3)                   --

CONTINUING DIRECTORS--TERM EXPIRES IN 1998
     Jerrold B. Harris                                               308,185(4)                 1.37%
     Donald P. Nielsen                                                23,158                     .10%
     Dr. Harald Schroder                                                  --(5)                   --
     Walter W. Zywottek                                                   --(6)                   --

CONTINUING DIRECTORS--TERM EXPIRES IN 1999
     James W. Bernard                                                 90,718(7)                 0.40%
     Richard E. Engebrecht                                           110,640                    0.49%
     Dieter Janssen                                                       --(8)                   --
     Stephen J. Kunst                                                     --(9)                   --

CERTAIN EXECUTIVE OFFICERS
     David M. Bronson                                                  1,273(10)                0.01%
     David S. Barth                                                    1,807(11)                0.01%
     Paul J. Nowak                                                    17,143(12)                0.08%
     Hal G. Nichter                                                   15,046(13)                0.07%
     Directors and Executive Officers as a group
       (19 persons)                                                  911,083(14)                4.04%

CERTAIN BENEFICIAL OWNERS
     EM Laboratories, Incorporated
     7 Skyline Drive
     Hawthorne, New York 10532                                    11,145,923(15)               49.89%

------------------------------
 (1) Except as otherwise indicated, beneficial ownership represents sole voting and sole investment power with respect to $1.00 par value common shares, the Corporation's only outstanding class of stock.

 (2) Mr. N. Stewart Rogers is a trustee of a trust for grandchildren which holds 4,000 shares (included in the amounts shown in the above table).

 (3) Mr. Honn disclaims beneficial ownership of all common shares owned by EML.

 (4) Includes 74,170 shares which Mr. Harris had the right to acquire within 60 days of January 31, 1997 through the exercise of options. Also includes 20,266 shares held under the Company's benefit plans and 36,181 shares of restricted stock for which beneficial ownership is based upon sole voting power.

 (5) Dr. Schroder disclaims beneficial ownership of all common shares owned by EML.

 (6) Mr. Zywottek disclaims beneficial ownership of all common shares owned by EML.

 (7) Mr. Bernard disclaims any beneficial interest in 40,500 shares (included in the amounts shown in the above table) owned by his spouse.

 (8) Mr. Janssen disclaims beneficial ownership of all common shares owned by EML.

 (9) Mr. Kunst disclaims beneficial ownership of all common shares owned by EML.

(10) Includes 166 shares Mr. Bronson held under the Company's benefit plans for which beneficial ownership is based upon sole voting power.

(11) Includes 375 shares Mr. Barth held under the Company's benefit plans for which beneficial ownership is based upon sole voting power.

(12) Includes 12,522 shares which Mr. Nowak had the right to acquire within 60 days of January 31, 1997 through the exercise of options. Also includes 3,627 shares held under the Company's benefit plans for which beneficial ownership is based upon sole voting power.

(13) Includes 6,000 shares which Mr. Nichter had the right to acquire within 60 days of January 31, 1997 through the exercise of options. Also includes 8,316 shares held under the Company's benefit plans for which beneficial ownership is based upon sole voting power.

(14) Includes 92,692 shares which certain executive officers had the right to acquire within 60 days of January 31, 1997 through the exercise of options. Members of the group shared voting and/or investment power with other persons as to 4,000 of such shares.

(15) Ownership of common shares includes 1,527,930 shares held by Merck KGaA, an affiliate of EM Laboratories, Incorporated, issued as interest payments under the terms of the subordinated debenture held by another affiliate of Merck KGaA. Pursuant to the Standstill Agreement, EML and its affiliates have the right to maintain its 49.89% interest in the event VWR issues additional shares.

            Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1984, as amended, requires the Company's Directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that all parties subject to Section 16(a) complied with the filing requirements during the year ended December 31, 1996 with the following exceptions: Donald P. Nielsen, Director, reported one disposition of stock late on a subsequently filed Form 4; Dieter Janssen, Director, filed Form 3 late.

                 FEES TO DIRECTORS AND COMMITTEES OF THE BOARD

     Each Non-employee Director receives for services an annual retainer of $10,000 (which has been paid in shares of restricted stock for Directors who are not representatives of EML and in cash for Directors who are representatives of
EML), fees of $1,000 for attendance at each Board of Directors meeting ($2,500 if the meeting is held outside a Director's state of residence), fees of $500 for attendance at each Board Committee meeting, and reimbursement of travel expenses in connection with meetings. Each member of the Executive Committee receives an annual retainer of $2,000 and the Chairman of each standing Committee of the Board receives an annual retainer of $2,000.

     The Corporation's Board of Directors has standing Audit/Pension, Compensation and Nominating Committees. The members of each Committee and the functions performed thereby are outlined below:

     Messrs. Nielsen, McGrath, Kunst, Janssen and Rogers, are members of the AUDIT/PENSION COMMITTEE of which Mr. Rogers is Chairman. The Audit/Pension Committee has responsibility for recommending to the Board of Directors the firm of independent auditors to be retained by the Corporation; reviewing with the Corporation's auditors the scope of the audit; reviewing and recommending corporate accounting policies to the Board of Directors; reviewing reports of independent auditors as to the adequacy of the Corporation's accounting system, controls, and other matters; and reviewing areas of possible conflicts of interest and sensitive payments. The Committee also has the responsibility of general oversight of the administration of the assets of the Company's retirement and pension plans, and of the investment of the funds of such plans; and reviewing and making recommendations to the Board of Directors with respect to the performance of any third parties responsible for the administration and for the investment of funds.

     Messrs. Bernard, Engebrecht, Zywottek, and Dr. Schroder are members of the COMPENSATION COMMITTEE of which Dr. Schroder is Chairman. The Compensation Committee has the responsibility for recommending compensation of officers who are corporate vice presidents and higher; establishing bonus criteria; reviewing annually the operation of all compensation and benefit practices and salary administration procedures; grants of options, except for executive officers, whose grants are made by the Board of Directors; consulting with the Audit/Pension Committee regarding the pension cost effects of trends in compensation; recommending benefit levels in the Corporation's retirement program; and recommending Directors' fees.

     Messrs. Bernard, Nielsen, Honn, Zywottek and Harris (Ex-Officio) are members of the NOMINATING COMMITTEE of which Mr. Bernard is the Chairman. The Nominating Committee has the responsibility of receiving, reviewing, and maintaining files of individuals qualified to be recommended as nominees for election as Directors; reviewing annually the capability of each incumbent Director to continue to serve as Director; recommending a list of individuals to the Board of Directors for nomination for election to the Board of Directors; and recommending individuals for appointment to various committees of the board.

     Shareholder nominations to the Board of Directors must be made in accordance with the procedures set forth in the Bylaws of the Corporation which require, among other things, that nominations must be received not less than 120 days prior to the date which corresponds to the date on which the Corporation mailed its proxy statement for the previous year's Annual Meeting of Shareholders. So long as the Corporation has a "40% Shareholder" (as defined in the Articles of Incorporation), Article IX of the Articles of Incorporation allows Disinterested Directors or persons beneficially owning shares of Voting Stock having a Market Price of $250,000 or more to nominate one or more candidates for election as a Director and to have information relating to such nominees included in the Corporation's proxy statement, and provides that each shareholder of VWR has cumulative voting rights in such election. No such nomination was made in 1996.

     The Audit/Pension Committee met 3 times, the Compensation Committee one time, the Nominating Committee 3 times, and the entire Board of Directors 6 times during 1996. Dr. Schroder attended 67% of the Board of Directors meetings during 1996.

                             EXECUTIVE COMPENSATION

                        REPORT OF COMPENSATION COMMITTEE

      The Corporation's executive compensation program is administered by the Compensation Committee ("Committee"), which is composed of four independent, non-employee directors. Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for ratification.

      Since its spin off from Univar in 1986, the Corporation has maintained the philosophy that compensation of its executive officers (including its Chief Executive Officer) and management should be directly and materially linked to value creation for shareholders. The objective is to make the annual incentive bonus, which rewards executives for meeting financial targets based on the relationship of the Corporation's return on capital to its cost of capital, the largest component of an executive's compensation.

      The Corporation's executive compensation program consists of four components: base salary, annual incentive bonus, long-term equity-based incentive compensation, and the Corporation's contributions to various savings and stock ownership programs. The Committee has not yet deemed it necessary to consider its policy with respect to the possible tax effect on the Corporation, under the federal Revenue Reconciliation Act of 1993, of annual compensation exceeding $1 million paid to any individual.

BASE SALARY

     Base salary is designed to be competitive, although generally conservative as compared to equivalent positions at comparable companies, such as those that are included in the Wholesale Trade Distributors Index shown in the Performance Graph on page 12. Since 1986, the Corporation's philosophy is to place a relatively greater emphasis on the annual incentive components of compensation.

ANNUAL INCENTIVE COMPENSATION PLAN

      The Corporation's Executive Bonus Plan (the "Bonus Plan") provides annual cash and incentive stock awards, which are based upon the relationship of the Corporation's return on "invested capital" to its "cost of capital" (as both terms are defined in the Bonus Plan). Each year the Committee approves bonus targets by salary grade. The Corporation determines an individual's potential bonus award by multiplying that person's target bonus by a factor which is calculated using the percentage which the Corporation's return on invested capital bears to its cost of capital. No bonuses are earned if the Corporation's return on invested capital is less than 60% of its cost of capital. The potential awards may then be adjusted (from zero to 1.5 times the potential award) by an assessment of the executive's performance, which is determined by the Chief Executive Officer based on subjective factors and is subject to the Committee's approval. The Committee assesses the Chief Executive Officer's performance.

     For 1996, the Corporation's pre-tax cost of capital as calculated in accordance with the Bonus Plan was 13.00%.

     In accordance with the Bonus Plan, bonus awards are paid as follows: an award of up to 150% of a participant's target bonus is paid in cash; any portion of the award in excess of 150% but less than 200% of target is paid in unrestricted stock, and in excess of 200% of target is paid in restricted stock. The Bonus Plan does not take into consideration an executive officer's current stock ownership and options. For 1996, all bonuses were paid in cash in accordance with the Bonus Plan.

LONG-TERM INCENTIVE STOCK PLAN

     Additional stock incentives (incentive stock options, non-qualified stock options, and restricted stock grants) have been provided under the 1986 Long-Term Incentive Stock Plan (1986 LTIP) and the 1995 Stock Incentive Plan (1995 SIP). Restricted stock grants under the 1986 LTIP generally vest over four years. Stock options under the 1986 LTIP were awarded with an exercise price equal to the fair market value at the date of grant and have not been repriced. These options generally vest over a seven year period.

     Stock options under the 1995 SIP are awarded at an exercise price not less than the fair market value at the date of grant. Options awarded executive officers to date vest at the earlier of nine years following issuance of the grant or 50% when the closing price per common share is at least 150% of the fair market value of the common shares on the date of grant for twenty consecutive days and the remaining 50% when the closing price per common share is at least 175% of the fair market value of the common shares on the date of grant for twenty consecutive days. Exercise cannot occur within twelve months of the grant date.

     Restricted stock grants and stock options are intended to align an executive's interests with those of shareholders. The Corporation will periodically grant additional stock awards under the 1995 SIP. Such awards are recommended by the Chief Executive Officer and are subject to Committee approval. The size of previous awards and the number of options held are considered by the Committee, but are not determinative.

OTHER PLANS

     The Corporation maintains a 401(k) savings plan and an Employee Stock Ownership Plan (ESOP). Under the 401(k) Plan, the Corporation contributes, in VWR stock only, up to 50% of the first 3% of each employee's earnings as a matching contribution, which is invested entirely in VWR Common Stock. Under the ESOP, the Corporation allocates VWR common stock evenly among all eligible participants, irrespective of salary or position in the Corporation. The ESOP shares vest equally over an employment period of five years, at which point the employee is vested 100% in the plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee's objective is to correlate Mr. Harris' remuneration with the performance of the Corporation. The Committee believes Mr. Harris' base salary is average as compared with the salaries of chief executive officers of comparable companies such as those included in the Wholesale Trade Distributors Index referred to above. The Committee increased Mr. Harris' base salary for 1996 from its 1995 level by $45,000. Mr. Harris also participates in the same Bonus Plan applicable to the other named executive officers.

                                          THE COMPENSATION COMMITTEE

                                          Dr. Harald Schroder, Chairman
                                          James W. Bernard
                                          Richard E. Engebrecht
                                          Walter W. Zywottek

                           SUMMARY COMPENSATION TABLE

     The Summary compensation Table includes individual compensation information on the Chief Executive Officer and the four other most highly-paid executive officers, for services rendered in all capacities for the three fiscal years ended December 31, 1996.

                                                                              LONG-TERM COMPENSATION
                                                             ANNUAL          --------------------------
                                                          COMPENSATION        RESTRICTED       SHARES        ALL OTHER
                NAME AND                             ---------------------      STOCK        UNDERLYING     COMPENSATION
           PRINCIPAL POSITION               YEAR     SALARY($)    BONUS($)   AWARDS($)(1)      OPTIONS         ($)(2)
           ------------------               ----     ---------    --------   ------------    ----------     ------------
Jerrold B. Harris ......................    1996     $331,020    $140,162            --            --          $18,177
  President and Chief                       1995      286,020     250,000      $510,792        80,000           16,245
  Executive Officer                         1994      275,004          --            --            --           19,895
David M. Bronson* ......................    1996      150,000      45,984            --            --           15,347
  Senior Vice-President Finance,            1995       29,803       5,000            --        50,000           13,972
  Chief Financial Officer and               1994           --          --            --            --               --
  Corporate Secretary
Paul J. Nowak...........................    1996      150,000      55,094            --            --           15,587
  Senior Vice-President                     1995      135,000      66,466            --        50,000           16,263
                                            1994      115,020          --            --            --           15,898
Dave S. Barth* .........................    1996      150,000      51,190            --            --           15,396
  Senior Vice-President                     1995       27,257       5,000            --        50,000            4,312
                                            1994           --          --            --            --               --
Hal G. Nichter..........................    1996      150,000      52,925            --            --           13,852
  Senior Vice-President                     1995      121,945      35,600            --        40,000           13,048
                                            1994      119,040          --            --            --           12,978

------------------

* Messrs. Bronson and Barth were employed by VWR in November and September, 1995, respectively.

(1) Mr. Harris was awarded 42,566 shares of restricted stock with a value of $510,792 on September 15, 1995.

(2) Includes Company matching contributions to the Investor Tax Savings Plan and Company automobile allowance. The following named executive officers received Company automobile benefits: Mr. Harris, $13,527 in 1996, $13,313 in 1995 and 1994; Mr. Bronson, $13,491 in 1996, $2,142 in 1995; Mr. Nowak,
     $13,527 in 1996, $13,313 in 1995 and 1994; Mr. Barth, $14,236 in 1996,
     $3,051 in 1995; Mr. Nichter, $13,527 in 1996, $12,968 in 1995, and $12,853
     in 1994.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

     The following summary table details stock option exercises for the named executive officers during 1996, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1996, and the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of common shares.

                                                                                       VALUE OF UNEXERCISED
                                                         NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                                         OPTIONS AT FY-END(#)             AT FY-END ($)
                      SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
NAME                  ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                  ---------------   -----------   -----------   -------------   -----------   -------------
Harris.............       6,812          $50,382        60,170          94,000        $530,425       $505,510
Bronson............          --               --            --          50,000              --        237,500
Nowak..............          --               --        10,522          60,000          76,773        261,430
Barth..............          --               --            --          50,000              --        237,500
Nichter............          --               --         3,000          52,000           2,250        199,000

DEFINED BENEFIT RETIREMENT PLAN

     The table below shows the estimated annual benefits payable on retirement under VWR's Retirement Plan ("Plan") to persons in specified remuneration and years-of-service classifications. The table applies to benefits payable on or after January 1, 1997. The retirement benefits shown are based upon retirement at normal retirement age.

      HIGHEST AVERAGE ANNUAL
     COMPENSATION DURING ANY                             YEARS OF SERVICE
         CONSECUTIVE FIVE             --------------------------------------------------------
       YEARS OF EMPLOYMENT              15          20          25          30          35
     -----------------------          --------    --------    --------    --------    --------
             $100,000                 $ 23,798    $ 31,730    $ 39,663    $ 47,575    $ 52,355
              150,000                   36,923      49,230      61,538      73,845      81,230
              200,000                   50,048      66,730      83,413     100,095     110,105
              250,000                   63,173      84,230     105,288     126,345     138,980
              300,000                   76,298     101,730     127,163     152,595     167,855
              350,000                   89,423     119,230     149,038     178,845     196,730
              400,000                  102,548     136,730     170,913     205,095     225,605
              450,000                  115,673     154,230     192,788     231,345     254,480
              500,000                  128,798     171,730     214,663     257,595     283,355
              550,000                  141,923     189,230     236,538     283,845     312,230
              600,000                  155,048     206,730     258,413     310,095     341,105

     With certain exceptions, Section 415 of the Internal Revenue Code currently limits pensions which may be paid under plans qualified under the Internal Revenue Code to an annual benefit of $120,000. Additionally, Section 401 of the Internal Revenue Code limits compensation which must be taken into account in providing benefits under qualified plans to an annual limit of $150,000. The Board of Directors, upon the recommendation of the Compensation Committee, has authorized the establishment of supplemental benefits for executive officers to whom the limits of Sections 415 and 401 applies, or will apply in the future so that these executive officers will obtain retirement benefits comparable to other retirement plan participants not impacted by the Sections 415 and 401 limits.

     Under the terms of the agreement by which Momentum was spun off by the Corporation (in 1990), the Corporation has agreed to pay two-thirds of all supplemental benefits payable to Richard E. Engebrecht and PrimeSource (successor to Momentum by merger) will pay the remaining one-third. The Corporation has guaranteed payment of the one-third payable by PrimeSource and PrimeSource has guaranteed payment of the two-thirds payable by the Corporation.

     Compensation of executive officers for purposes of the Plan includes salaries and bonuses as reported in the "Summary Compensation" table on page 9, above. The following are the approximate years of credited service (rounded to the nearest year) of the persons named in that table under the Plan: J. Harris, 33; D. Bronson, 1; P. Nowak, 19; D. Barth, 1; H. Nichter, 4.

     Compensation of all non-executive officer employees for purposes of the Plan includes salaries, commissions, and bonuses. All regular, full-time employees not members of a collective bargaining unit (except for bargaining units participating in all Corporation benefits), are eligible to participate in the Plan.

AGREEMENTS WITH CERTAIN OFFICERS

     On September 15, 1995, as a condition to the Common Share and Debenture Purchase Agreement between VWR and EML, the Corporation entered into a five-year employment agreement with Mr. Harris. This agreement replaced a previous agreement which included change of control provisions. During the employment period, Mr. Harris' base salary and bonus will be determined by the Compensation Committee at its own discretion. In addition, the Corporation has issued and granted to Mr. Harris 42,566 of the Corporation's common shares as a restricted stock award. The restricted stock award vests based upon the following schedule:
15% vests on the
succeeding anniversary date of the agreement through and including the fourth anniversary date of the employment agreement and the remaining 40% will vest on the fifth anniversary date of the employment agreement. If the Company were to terminate Mr. Harris without cause (as defined), Mr. Harris would be paid beginning on the date of termination and ending on the fifth anniversary of the date of the agreement, at an annual rate equal to the greater of (i) the sum of Mr. Harris' most-recent annual salary plus most-recent annual bonus or (ii) the average salary and bonus earned by Mr. Harris during the term of the employment agreement. In addition, effective upon any such termination, Mr. Harris would become fully vested in the restricted stock award.

     The estimated amount payable over the remaining term of the employment agreement in the event the Company were to terminate Mr. Harris' employment without cause would be approximately $1,798,000.

     The Board of Directors has approved a change of control agreement (the "Agreement") between the Corporation and one of its current executive officers, Paul J. Nowak. The Agreement provides that Mr. Nowak would continue to receive compensation if his employment is terminated (voluntarily or involuntarily) for any reason other than gross misconduct, death, disability, or reaching age 65, provided such termination occurs within 24 months after certain defined events which might lead to a change in control of the Corporation. The term of the compensation period decreases to a minimum of 12 months during the 24 months following the change of control. The compensation would be paid at a rate equal to Mr. Nowak's then-current salary and target bonus. The compensation is subject to a minimum annual rate of not less than Mr. Nowak's average compensation for the preceding three calendar years, and is subject to reduction if the aggregate present value of all payments would exceed three times Mr. Nowak's "annualized includable compensation," as defined in Section 280G of the Internal Revenue Code, for the Executive's most recent five taxable years. Mr. Nowak would also continue to have "employee" status for the compensation period and would be entitled to retain most employee benefits and rights during this period.

     The estimated aggregate amounts presently payable in the event the Corporation's obligations under the Agreement were triggered (assuming Mr. Nowak receives payments for the maximum 12 month period now available) would be $232,000. The foregoing does not include the value of any employee benefits which might be payable to Mr. Nowak during the compensation period.

     Although the Corporation believes that the compensation or other benefits payable or vesting upon Mr. Nowak's termination should not constitute "golden parachute payments" under the Internal Revenue Code, the Agreement does provide for indemnification against excise taxes payable by Mr. Nowak in the event of such a determination. The Corporation may cease payments in the event Mr. Nowak breaches certain noncompetition or confidentiality covenants. The Corporation also has the right to terminate the Agreement upon a one-year notice, except as to rights accruing as a result of an event which has triggered the change of control provisions of the Agreement. The Board of Directors believes that the terms and conditions of the Agreement are in the best interest of the Corporation.

                               PERFORMANCE GRAPH

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                     BETWEEN VWR SCIENTIFIC PRODUCTS CORP.,
              MEDIA GENERAL COMPOSITE INDEX AND A PEER GROUP INDEX


     225

     200

D    175
O
L    150
L
A    100
R
S     75

      50

      25

       0

        1991         1992         1993         1994         1995         1996



                              1991    1992     1993     1994     1995     1996

  --O-- VWR SCIENTIFIC PROD.  $100  $142.53  $132.04  $ 96.36  $153.50  $192.24

  --x-- MEDIA GENERAL INDEX*   100   104.00   119.39   118.39   153.50   185.38

  --z-- PEER GROUP INDEX**     100   110.73   128.91   123.44   155.69   176.57

                        FISCAL YEAR ENDING DEC. 31, 1996
                     ASSUMES $100 INVESTED ON JAN. 1, 1992
                          ASSUMES DIVIDEND REINVESTED


------------------

 * The Media General Composite Index is a broad market index of 7,000 NASDAQ, NYSE and AMEX issues.

** This index consists of Wholesale Trade Distributors: Durable Goods (Standard
   Industry Code 50) and NonDurable goods (Standard Industry Code 51), and has been prepared by and is available from Media General, P.O. Box 85333, Richmond, VA, 23293.

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors requests that the shareholders ratify its selection of Ernst & Young LLP as independent auditors for the Corporation for the year ending December 31, 1997. If the shareholders do not ratify the selection of Ernst & Young LLP, another firm of independent auditors will be selected as independent auditors by the Board of Directors. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ITS SELECTION OF ERNST & YOUNG LLP.

                         PROPOSALS OF SECURITY HOLDERS

     Under Securities and Exchange Commission rules and the Corporation's Bylaws, certain shareholder proposals may be included in the Corporation's proxy statement. Any shareholder desiring to have such a proposal included in the Corporation's proxy statement for the Annual Meeting to be held in 1998 must cause a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to be received by the Corporation not later than January 8, 1998. The timing and procedure with respect to the submission by shareholders of nominees for Directors are discussed in this Proxy Statement under the caption "FEES TO DIRECTORS AND COMMITTEES OF THE BOARD."

                                 OTHER BUSINESS

     The Board of Directors has no knowledge of any other business to be acted upon at this meeting. However, if any other business is presented at the meeting, proxies will be voted in accordance with the judgment of the person or persons voting such proxies.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            [SIGNATURE CUT]

                                            DAVID M. BRONSON
                                            Senior Vice President--Finance
                                            Corporate Secretary

P R O X Y

                                    [ LOGO ]

                              1310 GOSHEN PARKWAY
                             WEST CHESTER, PA 19380


     The undersigned hereby appoints Jerrold B. Harris, and David M. Bronson, or either of them, each with full power of substitution and revocation, as Proxies to vote, as designated below, all Common Shares of VWR Scientific Products Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of the Corporation to be held at the Philadelphia National Bank Building, 1345 Chestnut Street, Philadelphia, Pennsylvania, on May 8, 1997 and at any adjournments thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders. If no direction is made, this Proxy will be voted FOR the nominees listed in Item 1 on the reverse side hereof (in equal amounts or cumulatively as the proxies may determine) or, if any such nominee(s) should be unable to serve, for such person(s) as may be recommended by the Board of Directors; FOR the proposal set forth in Item 2; and, in the Proxies' discretion, upon such other business as may properly come before the Annual Meeting and any adjournments thereof. The undersigned hereby revokes any proxy or proxies heretofore given to vote at said Annual Meeting and any adjournments thereof.

                                    (Continued and to be signed on reverse side)

                              FOLD AND DETACH HERE

                                                            Please mark
                                                          your votes like   /X/
                                                          this in black or
                                                              blue ink.


1. Election of Directors:

                                                *INSTRUCTIONS: To withhold
                             WITHHOLD           authority to vote for any
   FOR all nominees          AUTHORITY          individual nominee, or to
 listed to the right      to vote for all       cumulate your votes for any
  (except as marked       nominees listed       such nominee(s), so indicate
   to the contrary)         to the right        in the space provided below.

         / /                     / /             Wolfgang Honn;
                                                 Edward A. McGrath, Jr.;
                                                 N. Stewart Rogers
YOUR BOARD OF DIRECTORS RECOMMENDS A
VOTE "FOR ALL NOMINEES" IN ITEM 1.





THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2. PROPOSAL: Ratification of the            FOR    AGAINST    ABSTAIN
   selection of Ernst & Young LLP
   as independent auditors for the          / /      / /        / /
   year ending December 31, 1997.


3. To vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.


                                   --------------------------------------------
                                   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                   CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
                                   --------------------------------------------



Signature(s) ___________________________________   Date _________________, 1997

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE